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                                                                   Exhibit 12.1

Colonial Realty Limited Partnership
Ratio of Earnings to Fixed Charges

(all dollar amounts in thousands)


                                                                                   Year Ended December 31,
                                                                -------------------------------------------------------------

                                                                   2002         2001        2000         1999         1998
                                                                ---------    ---------    ---------   ----------    ---------

Earnings:

Pre-tax income before income, loss from equity investees,
   extraordinary gain or loss, or gains on sale of properties   $  68,004    $  69,230    $  69,678    $  75,814    $  68,685
Amoritzation of interest capitalized ........................       1,500        1,300        1,100          900          700
Interest capitalized ........................................      (8,064)     (10,608)      (9,553)      (8,664)      (3,727)
Distributed income of equity investees ......................       5,420        2,695        3,968        8,821          789
Fixed charges ...............................................      76,965       83,326       82,632       67,975       56,748
                                                                ---------    ---------    ---------    ---------    ---------

       Total earnings .......................................   $ 143,825    $ 145,943    $ 147,825    $ 144,846    $ 123,195
                                                                ---------    ---------    ---------    ---------    ---------

Fixed Charges:
Interest expense ............................................   $  65,265    $  71,397    $  71,855    $  57,211    $  52,063
Capitalized interest ........................................       8,064       10,608        9,553        8,664        3,727
Debt costs amortization .....................................       3,636        1,321        1,224        2,100          958
                                                                ---------    ---------    ---------    ---------    ---------

     Total Fixed Charges ....................................   $  76,965    $  83,326    $  82,632    $  67,975    $  56,748
                                                                ---------    ---------    ---------    ---------    ---------


Ratio of Earnings to Fixed Charges ..........................         1.9          1.8          1.8          2.1          2.2
                                                                =========    =========    =========    =========    =========

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